FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Court Street Trust II

Series Number	10
Fund	Fidelity Connecticut Municipal Money Market Fund
Trade Date	6/13/12
Settle Date	6/29/12
Security Name	CT ST 3% 6/1/13
CUSIP	20772JGB2
Price	102.503
Transaction Value	2,198,689.35
Class Size	336,055,000
% of Offering	0.64%
Underwriter Purchased From	Wells Fargo Securities
Underwriting Members: (1)	Wells Fargo Securities
Underwriting Members: (2)	Loop Capital Markets, LLC
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Jefferies
Underwriting Members: (5)	Siebert Brandford Shank & Co.,LLC
Underwriting Members: (6)	BofA Merrill Lynch
Underwriting Members: (7)	Edward Jones
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Rice Financial Products Company
Underwriting Members: (10)	Roosevelt & Cross, Incorporated
Underwriting Members: (11)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (12)	Cabrera Capital Markets, LLC
Underwriting Members: (13)	TD Securities (USA) LLC
Underwriting Members: (14)	Janney Montgomery Scott LLC
Underwriting Members: (15)	KeyBanc Capital Markets Inc.
Underwriting Members: (16)	Ramirez & Co., Inc.
Underwriting Members: (17)	Sterne, Agee & Leach, Inc.
Underwriting Members: (18)	Corby Capital Markets, Inc.
Underwriting Members: (19)	Jackson Securities
Underwriting Members: (20)	Robert W. Baird & Co.
Underwriting Members: (21)	M.R. Beal & Company
Underwriting Members: (22)	Prager & Co., LLC
Underwriting Members: (23)	RBC Capital Markets
Underwriting Members: (24)	William Blair & Company